Exhibit 10.1

INDUCEMENT AGREEMENT

THIS INDUCEMENT AGREEMENT, dated as of the 17th day of February, 2022, is hereby entered into by and among the DEVELOPMENT AUTHORITY OF BULLOCH COUNTY, a public body corporate and politic created pursuant to the laws of the State of Georgia (the “Authority”), the CITY OF STATESBORO, GEORGIA, a municipal corporation created and existing under the laws of the State of Georgia (the “City”), BULLOCH COUNTY, GEORGIA, a county created and existing under the laws of the State of Georgia (the “County”) and ASPEN AEROGELS GEORGIA, LLC, a Georgia limited liability company (said corporation, together with its successors and assigns, hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company currently is considering acquiring, constructing and equipping a new project for the production of aerogel based products on site located in the Southern Gateway Commerce Park (the “Commerce Park”) located in Bulloch County, Georgia (the “Project”); and

WHEREAS, the Company estimates that the total capital investment to be made in connection with the Project will be approximately $325,000,000 and that the Project will create a total of up to 250 jobs; and

WHEREAS, the Authority, the City and the County (collectively, the “Local Governmental Entities”) are desirous of inducing the Company to locate the Project in Bulloch County and believe that in assisting with the acquisition, construction and equipping of the Project they will promote and expand for the public good and welfare industry and trade in Bulloch County and its vicinity and will reduce unemployment to the greatest extent possible; and

WHEREAS, the Company is considering alternative sites for the Project located in other states and the economic incentives described herein are critical component to the Company’s decision whether to locate the Project in Bulloch County (the “County”).

NOW, THEREFORE, in order to induce the Company to undertake and locate the Project within the County, the Local Governmental Entities make the following agreements with the Company:

ARTICLE I

LEASE; PURCHASE OPTIONS

Section 1.01.Project Site; Lease; Purchase Option.  The Authority represents and warrants that it holds marketable, fee simple title to the property described on (i) Exhibit A attached hereto containing approximately 84 acres (the “Main Site”), and (ii) Exhibit B attached hereto containing approximately 6 acres (the “Ancillary Site” and together with the Main Site, the “Project Site”), all such property being located in the Commerce Park.  The Ancillary Site may be removed from the Project Site upon agreement of the Company and the Authority, and the parties agree to execute such documentation reasonably necessary to effect such removal of the Ancillary Site at the Company’s cost.

The Authority agrees (i) at the request of the Company, to enter into an interim lease of the Project Site pursuant to an Interim Lease Agreement which shall be in form and substance satisfactory to both parties (the “Interim Lease”) between the Authority, as lessor, and the Company, as lessee, and (ii) at the request of the Company, enter into a final lease agreement (the “Lease”) with respect to the Project Site and all improvements located thereon, as well as the machinery, equipment and other personal property installed therein or located thereon (the “Project”) between the Authority, as lessor, and the Company, as lessee.  The Lease shall contain the provisions described on Exhibit C attached hereto and such other terms and provisions as may be acceptable to Authority and the Company.  The Authority further agrees that the Company shall have the right and option to (i) purchase the Project Site during the period prior to the execution and delivery of the Lease for a purchase price of $30,000 per acre (the “Project Site Purchase Option”) and (ii) to purchase the Project from the Authority following the expiration or sooner termination of the Lease for a purchase price of $10.00 (the “Purchase Option”).  The Purchase Option shall either be incorporated in the Interim Lease and the Lease or set forth in a separate Purchase Option Agreement and the documents required to evidence the Project Site Purchase Option and the Purchase Option shall be recorded in the real estate records of the County.

Section 1.02.Environmental Representation.  The Authority has had prepared, at its expense, an environmental assessment of the Project Site and has provided a report of that assessment to the Company.  To the best of the Authority’s knowledge, no portion of the Project Site is affected by any hazardous waste or regulated substance.

ARTICLE II

BOND FINANCING

Section 2.01.  Issuance of Bonds.  At the request of the Company, the Authority will issue its taxable revenue bonds in one or more series in a principal amount not presently anticipated to exceed $650,000,000 (the “Bonds”) with respect to the Project for the purpose of paying all or a portion of the costs of (i) acquiring, constructing and equipping the Project and (ii) issuing the Bonds.  The Company is hereby authorized to commence the planning, design, acquisition, construction, equipping and carrying out of the proposed Project in advance of the issuance of the Bonds and the Company shall be reimbursed for all expenditures made for such purposes from the proceeds of the Bonds when the same are issued and delivered.  The PILOT Agreement (hereinafter defined) further addresses the impact of any such phasing.

Section 2.02.  Terms of Bonds.  The terms of the Bonds (maturity schedule, interest rates, denominations, redemption provisions, etc.) will be determined by a bond purchase contract to be entered into among the Authority, the Company and the purchaser or purchasers of the Bonds, subject to the approval of the Company.  At the request of the Company, the Bonds may be issued as “draw down” Bonds under which installment payments are to be made by the purchaser or purchasers thereof when and as needed to pay the costs of the Project.

Section 2.03.  Trust Indenture; Security Deed.  At the request of the Company, the Authority shall enter into a trust indenture with a corporate trustee to be named by the Company or to adopt a bond resolution, which sets forth the terms of the Bonds and the security therefore.  If a trust indenture is utilized, the Authority will pledge its interest in the Lease and the rentals, revenues and receipts due thereunder to the corporate trustee for the benefit of the Bondholders, and the terms of such trust indenture shall be agreed upon by the Authority, the Company and said corporate trustee.  In addition, at the request of the Company, the Authority shall convey any title which it may hold in and to the Project to said corporate trustee or directly to the holder(s) of the Bonds by a deed to secure debt, security agreement, assignment of leases and rents or any combination thereof for the benefit of the Bondholders.

Section 2.04.  Appointment of Bond Counsel and Development Authority Counsel; Preparation of Documents.  The parties hereto acknowledge and agree that Alston & Bird LLP shall serve as bond counsel (the “Bond Counsel”) and as counsel to the Company in connection with the issuance of the Bonds.  Bond Counsel shall prepare the Lease, Option Agreement, the bond resolution, the trust indenture, if any, and any and all other documents with respect to the security for the bonds and the judicial validation thereof.  The Authority has retained Steve Rushing and Gray Pannell & Woodward LLP to represent it in connection with the issuance of the Bonds and the transactions described herein.  Counsel to the Authority shall be required to give a standard legal opinion at the closing of the issuance and sale of the Bonds which shall be in form and substance satisfactory to the Company and Bond Counsel.  The Company agrees to pay the reasonable fees and expenses of counsel to the Authority at the closing of the issuance of the Bonds and the execution and delivery of the Lease (the “Closing Date”) not to exceed $50,000 and which may be paid, at the option of the Company, from the proceeds from the sale or transfer of the Bonds or separately from other Company funds.

ARTICLE III

TAX RELATED MATTERS

Section 3.01.Ad Valorem Taxation on Project and Inventory.  Pursuant to the act under which the Authority was created, the Authority will pay no ad valorem tax on all real and personal property which is included in the Project while under Lease.  The Authority hereby represents and warrants that it is exempt from property taxation and agrees to hold title to any and all real and personal property which is included in the Project.  The Governmental Entities hereby represent and warrant that there exists a Level One Freeport in Bulloch County which exempts 100% of property taxation on (i) inventory of goods in the process of being manufactured or produced including raw materials and partly finished goods, (ii) inventory of finished goods manufactured or produced in Georgia held by the manufacturer or producer for a period not to exceed 12 months, and (iii) inventory of finished goods that are stored in a warehouse, dock, or wharf that are destined for shipment outside of Georgia for a period not to exceed 12 months.

Section 3.02.Usufruct Treatment and PILOT Payments.  The parties hereto understand and agree that the interest of the Company in the Project is intended and shall be treated as a usufruct and that as such the Company shall not be subject to ad valorem property taxation on the property titled in the name of the Authority and leased to the Company pursuant to the Interim Lease and the Lease.  However, the Company shall agree to make payments-in-lieu-of property taxes (“PILOT Payments”) and Community Recovery Payments in accordance with the PILOT Agreement attached hereto as Exhibit E.  The Local Governmental Entities shall enter into the PILOT Agreement when requested by the Company on or prior to the Closing Date.

Section 3.03.Jobs Tax Credit.  Bulloch County has been designated by the State of Georgia as a Tier 1 County, and qualifying business enterprises located within Bulloch County are eligible for a job tax credit equal to $4,000 for each new full-time employee per year for five consecutive years and that the Company may elect to apply up to $3,500 of that amount to reduce the Company’s payroll withholding tax.

Section 3.04.Sales Tax Exemption.

(a)The Authority hereby acknowledges the applicability of the exemption from State of Georgia sales and use tax for manufacturing and production equipment, primary material handling equipment and computer hardware and software which qualifies for such exemption under applicable law and, at the request of the Company, agrees to assist the Company in order to obtain any such exemption.

(b)It is the understanding and intent of the parties that the Authority’s acquisition of title to the Project shall be solely for the purpose of leasing the same to the Company pursuant to the terms of the Lease.  It is further the understanding and intent of the parties that, for purposes of the sales and use taxes imposed by Chapter 8 of Title 48 of the Official Code of Georgia Annotated, the conveyance to the Authority of title to the Project, the lease of the Project to the Company and any purchase of the Project or any portion thereof by the Company as contemplated under the Lease shall not be deemed taxable transactions for sales and use tax purposes in accordance with the holding in Footpress Corporation v. Strickland, 242 Ga. 686, S.E.2d 278 (1978).  If requested by the Company, the Authority agrees to join with the Company in submitting a ruling request to the Georgia Department of Revenue in order to confirm such sales and use tax treatment.

ARTICLE IV

UTILITIES

Section 4.01.Water, Sewer and Natural Gas Rates.  The City agrees to charge the Company for water and sewer services the rates, fees, tolls and charges applied to industrial customers of the City located in the unincorporated areas of the County.  The City agrees to charge the Company for natural gas services the rates, fees, tolls and charges applicable to the Company’s natural gas classification for rates, fees, tolls and charges. The City further agrees to waive all water, sewer and gas tap fees and related meter vaults otherwise payable with respect to the connection of water, sewer and gas to the Project.

Section 4.02.Infrastructure Requirements. The following infrastructure improvements shall be provided to the Company in connection with the Project at no cost to the Company.

(a)       The City, at its sole cost and expense (subject to Company’s reimbursement obligation outlined in this paragraph) agrees to design, construct and extend all (i) offsite water and sanitary sewer and natural gas utilities and (ii) to construct and extend all water, sanitary sewer and natural gas utilities to the location adjacent to the Project Site which shall be designated by the Company pursuant to a site map provided by the Company to the Authority and the City (the “Utility Extensions”).  Said utilities shall have the respective capacities and features described on Exhibit D attached hereto.  Upon receipt by the City of the desired location for the extension of the on-site utilities and direction from the Company to proceed with such the extensions, the City shall diligently proceed to commence such utility extensions and to use its best efforts to complete such utility extensions within the period as may be required to accommodate the overall Project construction schedule. The County and City agree to promptly apply for, and use its best efforts to obtain, a federal Employment Incentive Program (“EIP”) grant in the amount of up to $750,000 in order to support the extension of City utilities infrastructure to the Project.  The Authority shall pay for application costs of the grant, and the grant shall be used to pay for any additional administrative costs of the grant.  If the EIP grant is not awarded, or costs associated with this installation and construction exceed the amount of EIP funds received, the Company shall be responsible for reimbursement to City of all costs related to the installation and construction of the Utilities Extension that exceed sum of  (i) the amount of received EIP funds, and (ii) the City’s commitment to spend $500,000 for such Utility Extension.

(b)The site preparation and Utility Extensions described in subparagraph (a) above (collectively, the “Infrastructure Improvements”) shall be designed and constructed in compliance with all applicable federal state and local laws and regulations.  The plans and specifications for such Infrastructure Improvements shall be submitted as soon as practicable to the Company for the Company’s review and approval.  The Local Governmental Entities agree to use their best efforts to obtain in a timely manner any and all easements, rights-of-way and property, through condemnation or otherwise, which may be necessary or desirable in order to complete the Infrastructure Improvements as and when required under this Section 4.02.

ARTICLE V

STATE GRANT; EMPLOYEE TRAINING

Section 5.01.State Grant.  The parties hereto acknowledge that the State of Georgia (the “State”) has agreed to provide a grant to the Authority in the amount of $1,000,000 to be applied against the costs of site and infrastructure improvements to be incurred by the Company in connection with the construction of the Project (the “State Grant”).  The Authority agrees to promptly take any and all actions required in order to obtain the State Grant, including, without limitation, preparing and filing an application for the State Grant and all other documents as may be requested by the Department of Economic Development and the Department of Community Affairs in order to be able to obtain and provide to the Company the amount of the State Grant with a target date of December 31, 2022.

Section 5.02.Employee Training.  The Authority hereby agrees to assist the Company to obtain from the State of Georgia's “Quick Start Program”, administered by the Technical College System of Georgia (“TCSG”), a written commitment to (i) design a training program or programs specifically suited for the particular jobs to be created at the Project, (iii) advertise for and interview prospective employees and (iv) conduct training programs for the Company’s employees, all at no cost to the Company.  In addition, the Authority agrees to provide up to $20,000 of additional private training for Company employees through the Ogeechee Technical College which is specifically suited for employees to be designated by the Company.

ARTICLE VI

LOCAL PERMITS; ONE STOP PERMITTING; TEMPORARY OFFICES

Section 6.01.Permits.  Each of the Local Governmental Entities hereby agrees to cooperate with and to use its best efforts to assist the Company in order to obtain in a timely fashion all building permits, licenses, variances, special use permits, site plan and other approvals that the Authority or the Company deem to be necessary or desirable in connection with the construction and operation of the Project, including, without limitation, any such permits pertaining to buildings or other improvements, occupancy, signage, curb cuts, driveways (including ingress and egress to public thoroughfares), parking and environmental controls (herein collectively referred to as the “Permits”).

Section 6.02.One-Stop Permitting.  The Local Governmental Entities hereby agree designate a single point of contact to assist the Company to obtain any and all Permits.  In this regard, the Authority acknowledges that the Company or its agents are authorized to purchase equipment and obtain permits and licenses in order to acquire, construct, install and equip the Project.

Section 6.03.Temporary Office Space.  Upon request of the Company, the Authority agrees to provide the Company and its employees and agents office space for use in connection with the design, construction and equipping of the Project (the “Temporary Office Space”); provided that the total cost to the Authority to provide such Temporary Office Space shall not exceed $24,000.

ARTICLE VII

JOBS AND INVESTMENT GOALS

Section 7.01Inducement.  If the Company agrees to locate the Project at the Project Site, nothing herein contained shall obligate the Company to make any particular level of investment or create any particular level of jobs.  Rather, the Company’s responsibilities regarding such matters shall be governed exclusively by a separate PILOT Agreement in the form attached hereto as Exhibit E. The Company’s agreement to locate the Project at the Project Site is based, in part, on the incentives being offered by the Local Government Entities as described herein.  Such incentives are being offered to induce the Company to locate the Project at the Project Site, with attendant job creation and investment on the part of the Company, all of which constitutes valuable, non-cash consideration to the Local Government Entities and the citizens of the City, of the County and of the State.  The Parties acknowledge that the incentives provided for in this Agreement serve a public purpose through the job creation and investment generation represented by the Project.  The Parties further acknowledge that the cost/benefit requirements applicable to the Local Government Entities in the course of providing such incentives dictate that some measure of recovery must be applied in the event that the anticipated jobs and investment do not for any reason fully materialize.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.Performance of Agreements by Company.  The Local Governmental Entities hereby acknowledges and agree that, if any of the Local Governmental Entities shall default in any of its covenants hereunder, as reasonably determined by the Company, including without limitation the provision of the Infrastructure Improvements, when and where required hereunder, the Company shall have the right (but not the obligation) to undertake and perform such covenant or work on behalf of the Local Governmental Entity involved and all funds advanced or costs incurred by the Company in connection therewith shall be deemed an obligation of the defaulting Local Governmental Entity and that Local Governmental Entity agrees to pay upon demand; provided however, the Local Government Entities shall not be required to pay more than the amounts committed for the Project under this Agreement and any related agreement.

Section 8.02.Representations and Warranties.  The representations and warranties in this Inducement Agreement shall survive the execution and delivery of this Inducement Agreement and the consummation of the transactions contemplated by this Inducement Agreement.

Section 8.03.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

Section 8.04.  No Personal Liability.  It is understood and agreed that no present or future member, director, commissioner, officer or employee of any of the Local Governmental Entities shall be liable hereunder or under the Lease or any other agreement executed in connection herewith.

Section 8.05.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

Section 8.06.  Amendments.  This Agreement may only be amended in a writing executed by all of the parties hereto.

Section 8.07.  Assignment.  All rights and benefits of the Company under this Agreement may be transferred and assigned by the Company, in whole or in part, to any one or more individuals, corporations, partnerships, joint ventures, limited liability companies, or other business entities (the “Assignees”) which propose to acquire all or part of the Project with the same effect as if such Assignees were named as the Company in this Agreement; provided, however, each such Assignee shall execute and deliver to the Authority and County an assignment agreement pursuant to which such Assignee shall assume the obligations of the Company hereunder.

Section 8.08.  Binding Effect; Third- Party Beneficiaries.  This Agreement shall inure to the exclusive benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.  Nothing expressed or mentioned herein is intended or shall be construed to give any person other than the parties hereto and their permitted assigns any legal or equitable rights, remedies or claims under or with respect to any covenants, conditions or provisions herein contained.

Section 8.09.  Confidentiality.  The Local Governmental Entities understand the importance to the Company of keeping matters relating to the Project and this Agreement strictly confidential until such matters are publicized with the consent of the Company.  Accordingly, each of the Local Governmental Entities hereto agrees to treat, and cause their respective officers, directors, employees and agents to treat, as strictly confidential to the fullest extent permitted by law, the contents of this Agreement and all information provided with respect to the Project, including, without limitation, the location, size, type and ownership or operation of the Project.  If a Local Governmental Entity is requested to provide a copy of this Agreement or other documents with respect to the transactions described herein and such Local Governmental Entity determines that it would be compelled to do so under applicable law, such Local Governmental Entity shall give the Company not less than two days prior notice before releasing any such documentation.  The Local Governmental Entities further agree to fully corporate and coordinate with the Company in connection with all press releases and other notices or publications concerning the Project and this Agreement proposed to be made by any Local Governmental Entity which shall in each instance be approved by the Company in advance.  The Company acknowledges that the Local Government Entities are subject to Open Records and Open Meetings laws in the State and are required to comply with these laws regardless of the language of this provision.

Section 8.10.  Entire Agreement.  Other than the Confidential and Proprietary Information Non-Disclosure Agreement dated June 10, 2021, the License and Indemnity Agreement dated September 14, 2021, and the Supplement to the License and Indemnity Agreement dated November 30, 2021 between Company and the Authority, this Agreement constitutes and represents the entire agreement and understanding between the parties hereto in reference to all matters referred to herein and all previous discussions and promises, representations and understandings relative thereto, if any, between the parties hereto, the same being merged.

Section 8.11.  Force Majeure.  No party hereto shall be liable for any failure or delay in performance if caused, in whole or in part, by any circumstance or events beyond the reasonable control of such party, including, without limitation, fire; flood; earthquake; acts of God; strikes, boycotts, riots or civil disorders; declared or undeclared wars; casualty; delays in obtaining governmental permits; compliance with government orders; acts of civil or military authority; accidents; industrial disturbances; interruptions of transportation facilities or delays in transit; delays, curtailment or shortages of construction, production, manufacturing or other materials, equipment, raw materials or supplies; failure of any party hereunder to perform, or any delays in the performance of, any commitment to such other party relating to the performance of its obligations; or any other cause, whether similar or dissimilar to the foregoing causes (including, without limitation, general, macro or special economic circumstances that adversely affects net revenues or sales volumes), beyond the reasonable control of such party.  In the event of any such contingency, the affected party shall notify the other parties of the contingency within a reasonable period of time and shall make commercially reasonable efforts promptly to remove the contingency such that performance may be resumed; provided, however, no party shall be obligated to settle any labor dispute.  If as a result of the occurrence of any such contingency, such party’s performance hereunder cannot be completed within the original period for performance, the period for performance shall be extended for a period of time equal to the duration of such contingency and a reasonable period thereafter to allow for completion of performance without prejudice to any of the other rights of such party under this Agreement.

Section 8.12.  Termination.  So long as none of the Local Governmental Entities is in default of its obligations hereunder, the Authority may terminate this Agreement by written notice to the Company if the construction of the Project has not been commenced prior to the first anniversary of the date of this Agreement, or construction of the Project has not been completed prior to the fourth anniversary of the commencement of construction of the Project.  Construction will be deemed to have commenced with the pouring of the building pad for the project. Construction will be deemed to be completed with the issuance of a Certificate of Occupancy or Temporary Certificate of Occupancy for the building.  So long as the Company is not in default of its obligations hereunder, it may terminate this Agreement at any time by written notice to the Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Inducement Agreement as of the date first above written.

DEVELOPMENT AUTHORITY OF BULLOCH COUNTY
[SEAL]
	By:	/s/ Billy Allen
Billy Allen
Vice Chair, Development Authority of Bulloch County

[Signature Page – Inducement Agreement]

CITY OF STATESBORO, GEORGIA
[SEAL]
	By:	/s/ Jonathan McCollar
Jonathan McCollar
Mayor, City of Stateboro

[Signature Page – Inducement Agreement]

BULLOCH COUNTY, GEORGIA
[SEAL]
	By:	/s/ Roy Thompson
Roy Thompson
Chair, Bulloch County Board of Commissions

[Signature Page – Inducement Agreement]

ASPEN AEROGELS GEORGIA, LLC
[SEAL]
	By:	/s/ Donald R. Young
Donald R. Young
President and CEO

[Signature Page – Inducement Agreement]

EXHIBIT A

DESCRIPTION OF MAIN SITE

The Main Site shall consist of the below description, excluding Ancillary Site described in Exhibit B.

EXHIBIT B

DESCRIPTION OF ANCILLARY SITE

The Ancillary Site shall consist of the space within the dotted lines in the map below marked as “Ancillary Site”.

C04 0X3
C04 0X4
C04 0X5
Ancillary Site
C0 [redacted]
C04 0 5
C04 0Z3
C04 0Z4
C04 0Z5

aspen aerogels

[redacted]

EXHIBIT C

DESCRIPTION OF LEASE AGREEMENT

The Lease Agreement (the “Lease”) between the Authority and the Company shall include the following general provisions:

1.Term.The basic term of the Lease will commence as of its date of execution and expire day before the fifth (5th) anniversary of the commencement date, subject to renewals thereafter at the option of the Company; provided, however, in no event shall the basic term of the Lease extend beyond the thirty-first (31st) day of December of the tenth (10th) year following the year in which the Project was completed and available for occupancy (the “Lease Term”), or upon earlier termination as provided therein.

2.Rent.The amounts payable under the Lease as rent will be paid directly to the Bondholders or to a corporate trustee to be selected by the Company for the benefit of the Bondholders, as the case may be, at such times and in such amounts as shall be timely and sufficient to pay the principal of, premium, if any, and interest on the Bonds as the same shall become due and payable.  The obligation of the Company to make all payments required under the Lease shall be absolute and unconditional after the delivery of the Bonds.

3.Net Lease.  The Lease shall be deemed a “net lease” and the Company will pay all customary assessments or utility charges which may be lawfully levied, assessed or charged upon the Company or the Project or the payments derived from the Lease if failure to pay would result in a lien or charge upon the Project or the revenues of the Authority therefrom.

4.Bond Proceeds.  The proceeds from the sale of the Bonds shall be used to finance the Project in accordance with the requirements of the Lease.  To the extent moneys representing bond proceeds are held in any fund or account pending their disbursement to pay acquisition, construction or equipping costs, such moneys may be invested in obligations which represent legal investments for bond proceeds of the Authority.

5.Maintenance; Repair; Modifications.  The Company shall agree to keep the Project in reasonably safe condition as its operations shall permit and to keep the Project in good repair and in good operating condition as is consistent with its normal operating policies.  The Company shall be permitted to make additions, modifications and improvements to the Project so long as the Project shall continue to be a project which may be financed by the Authority under applicable law.

6.Equipment.  The Company shall be permitted in its sole discretion to replace, substitute, dispose of or transfer obsolete, worn-out, unsuitable or unwanted machinery, equipment and related personal property included in the Project.  At the request of the Company, the Authority shall execute and deliver any and all bills of sale, releases or other documents which may be required in connection with any such replacement, substitution, disposition or transfer.  All equipment so substituted shall be transferred to the Authority and included under the Lease.

7.Insurance.  The Company shall keep the Project insured against loss, damage or perils, and will carry public liability insurance covering personal injury, death or property damage with respect to the Project, consistent with its normal operating policies, but the Company may at any time elect to be self-insured.

8.Compliance with Laws.  The Company will agree to endeavor to construct, occupy and maintain the Project in accordance with all applicable federal, state, county and municipal laws, ordinances, rules and regulations, including, without limitation, all environmental laws; provided, however, the Company shall be permitted to contest in good faith, at its expense and in its name or in the name of the Authority, the validity or application of any such laws, ordinances, rules or regulations.

9.Limited Obligations of the Authority.  The Lease shall provide that in the performance of the agreements contained therein on the part of the Authority, any obligation it may incur for the payment of money shall not be a general debt on its part or of the City, the County or the State of Georgia, but shall be payable solely from the payments received under the Lease or from bond proceeds and, under certain circumstances, insurance proceeds and condemnation awards.

10.Indemnification.  The Lease shall contain agreements providing for the indemnification of the Authority and the individual directors, officers, agents and employees thereof for all expenses incurred by them and for any claim of loss suffered or damage to property or any injury or death by any person incurred in connection with the planning, design, acquisition, construction, equipping, installation, financing and carrying out of the Project or the operation of the Project, including but not limited to violations of state or federal environmental laws, except any loss resulting from the negligence, willful misconduct or bad faith of such indemnified parties.

11.Termination.  The Company shall have the option exercisable at any time to terminate the Lease provided that it shall have paid (or caused the same to have been paid) the outstanding principal amount of the Bonds and all accrued and unpaid interest thereon.

12,Subordination of Fee.  Under the Lease, if requested by the Company the Authority shall subordinate its interest in the Project to any loans to the Company that are secured by the Project, so long as the liability of the Authority shall be absolutely limited to its interest in the Project.

EXHIBIT D

UTILITY REQUIREMENTS

1.

Water – The main water line shall be a twelve-inch PVC potable water main with a water meter and reduced pressure zone backflow assembly, together with a double check valve (size and quantity of meters and backflows to be determined following coordination with City Engineer).  Said water lines shall be extended to the property line. .

2.	Sewer – The sewer line shall be a twelve-inch pipe and shall be extended to the property line.

3.	Natural Gas – The gas main shall be of a sufficient size and pressure required by the Company and shall be extended to the property line.

4.

Wastewater Discharge Requirements - Discharge to the City of Statesboro's sewer system will require approval by the City of Statesboro including compliance with the City of Statesboro's Industrial Pretreatment Program, and the Sewer Use Ordinance.

The Parties agree to create an updated drawing depicting such requirements, which shall be considered Exhibit D-1 when so finalized.

EXHIBIT E

PILOT AGREEMENT